Filed pursuant to Rule 424(b)(3)

 Registration No. 333-205832

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated August 4, 2015)

Aethlon Medical, Inc.

1,699,040 Shares of Common Stock

This prospectus supplement relates to the prospectus dated August 4, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	952,383 shares of common stock; and

•	746,657 shares of common stock underlying common stock purchase warrants at an exercise price of $6.30 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-205832, originally filed on July 24, 2015, and does not cover securities beyond those covered by the existing Registration Statement.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,703,939 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 26 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2016. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplements filed on August 13, 2015, September 28, 2015, October 23, 2015, November 16, 2015 and February 4, 2016, which are to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On February 12, 2016, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.84 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 16, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016 (February 9, 2016)

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-37487 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in such filings, the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 9, 2016, Mr. Richard H. Tullis, Ph. D., entered into a part-time consulting agreement with Aethlon Medical, Inc. (“us”, “we” or the “Company”). Mr. Tullis will retain his title of Chief Science Officer and will continue to provide services (the “Services”) under the terms of a Consulting Agreement (the “Consulting Agreement”) with the Company. In connection with the change in his employment, Mr. Tullis resigned as our Vice President. Under the Consulting Agreement, Mr. Tullis will render approximately twenty (20) hours per week of such Services, for which we will pay him a consulting fee of $10,000 per month. Mr. Tullis, 71, requested this change in his employment arrangement for personal reasons, including his desire to spend more time with his family. The term of the Consulting Agreement is for an initial sixty-day period and, unless terminated earlier by either party, shall automatically extend for additional one-month periods. Either party to the Consulting Agreement may terminate it upon 30 day’s prior written notice to the other party.

Concurrently with the entry into the Consulting Agreement, Mr. Tullis and the Company mutually agreed to terminate his Employment Agreement with the Company dated January 10, 2000 (the “Employment Agreement”).

Notwithstanding the termination of his Employment Agreement and his resignation as our Vice President, we have determined that because Mr. Tullis will continuously perform Services for the Company under the terms of the Consulting Agreement, the stock options granted to him under various stock option agreements dated December 15, 2008, September 27, 2010, July 1, 2013 and June 6, 2014, will remain in full force and effect, will continue to be exercisable and will continue vesting under their amended terms until such time as Mr. Tullis is no longer performing Services for us under the terms of the Consulting Agreement. We also agreed to increase the exercise period after termination of Services to the Company for any reason except for cause (including death and disability) under the various stock option agreements to thirty-six (36) months after the termination date, or the expiration date of the stock options agreements, whichever occurs first.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the Consulting Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

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ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As more fully described in Item 1.01 above, Mr. Tullis’ Employment Agreement with the Company was terminated on February 9, 2016 and Mr. Tullis resigned as our Vice President. Accordingly, Mr. Tullis is no longer entitled to any salary, bonuses or benefits under the Employment Agreement or as are available to officers of the Company. No penalties were incurred by us as a result of terminating the Employment Agreement. Mr. Tullis will continue to provide Services to us as Chief Science Officer pursuant to the terms of the Consulting Agreement described under Item 1.01 of this Current Report on Form 8-K. Reference is made to the disclosures set forth under Item 1.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As more fully described in Item 1.01 and Item 1.02 above, on February 9, 2016, Mr. Tullis resigned as our Vice President. Based upon this resignation and his change in duties and compensation (and the limited scope of the Services required under the Consulting Agreement), we have determined that Mr. Tullis is no longer an “officer”, “executive officer” or “named officer” under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Reference is made to the disclosures set forth under Item 1.01 and Item 1.02 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.1	Richard H. Tullis Consulting Agreement dated February 9, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: February 16, 2016	Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Richard H. Tullis Consulting Agreement dated February 9, 2016

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Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 9th day of February, 2016 is entered into by Aethlon Medical, Inc., a Nevada corporation with its principal place of business at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123 (the “Company”), and Richard H. Tullis, residing at 3886 Spanish Oak Court, Oceanside, CA 92058 (the “Consultant”) .

INTRODUCTION

The Company and the Consultant are parties to that certain Employment Agreement dated January 10, 2000 (the “Employment Agreement”). The Company and the Consultant desire to terminate the Employment Agreement and to enter into this Agreement pursuant to which the Company will retain the services of the Consultant and the Consultant will perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.               Services. The Consultant agrees to perform services to and for the Company largely consistent with the services he previously provided to the Company in his employment as Chief Science Officer of the Company and such other services as the Company may request (the “Services”). The Consultant shall be solely responsible for determining the method, details and means of performing the Services. The Consultant will perform the Services under the title “Chief Science Officer”; provided, however, that he shall no longer be deemed a corporate officer of the Company notwithstanding such title. The Consultant agrees to provide consulting services not to exceed 20 hours per week, provided such hours may be adjusted upon mutual agreement of the parties. During the Term (as defined below), the Consultant shall not engage in any activity of which the consultant is aware that has a direct conflict of interest with the Company, and to which the consultant has direct knowledge, including any competitive employment, business, or other activity, and shall not assist any other person or organization that competes, or intends to compete, with the business of the Company.

2.               Payment for Prior Services/Stock Options. Prior to the execution of this Agreement, the Company agrees to pay the Consultant any unpaid compensation, bonuses and/or expenses incurred to date in the performance of his duties and responsibilities as Chief Science Officer under the Employment Agreement, and unpaid vacation days of six (6) weeks earned in 2015. The Company will also work with the Consultant to transfer his 401(k) retirement savings account to a new 401(k) administrator chosen by the Consultant. In addition, the stock options granted to the Consultant under various stock option agreements dated December 15, 2008, September 27, 2010, July 1, 2013 and June 6, 2014 (the “Stock Options”) will remain in full force and effect, will continue to be exercisable and will continue vesting under their amended terms until such time as the Consultant is no longer performing services for the Company under this Agreement. Each of the Stock Options shall be amended to set the exercise period after termination for any reason except for cause (including death and disability) to thirty-six (36) months after the date of termination, or the expiration date of the Stock Option, whichever occurs first.

3.               Term. This Agreement shall commence on the date hereof and shall continue for a two-month period (such period, as it may be extended, being referred to as the “Term”), unless sooner terminated in accordance with the provisions of Section 5. Unless terminated in accordance with Section 5, the Term shall be automatically extended for additional one-month periods. The parties agree that the Term will be for no less than two (2) months in duration.

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4.               Compensation.

4.1            Consulting Fees. The Company shall pay to the Consultant consulting fees of $10,000 per month, payable in arrears on the last day of each month. Payment for any partial month shall be prorated. The Company will have a 5 day grace period to make such payment, after which a 5% late fee will be added to the total for each month the payment has not been made.

4.2            Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. The Company will have a 5 day grace period to make such payment, after which a 5% late fee will be added to the total for each month the payment has not been made. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500 per month without the prior written approval of the Company.

4.3            Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. In addition, the Consultant shall obtain and maintain, at his own expense, medical insurance coverage for himself, and shall be responsible for the cost of his cellular phone service. The Consultant shall be permitted to continue the use of the laptop computer provided to him by the Company; provided that, upon termination or expiration of this Agreement, the Consultant shall return said computer to the Company, as required by Section 5.2.

5.               Termination.

5.1            Termination of this Agreement. Both the Company and Consultant may, without prejudice to any right or remedy it may have under this Agreement, terminate the Agreement (and not permit the Term to automatically renew) upon 30 days’ prior written notice to the other (which notice shall be given at least 30 days prior to the end of the Term). In the event of such termination by either party, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4.2. Such payments shall constitute full settlement of any and all claims of the Consultant against the Company pertaining to compensation under this Agreement. Notwithstanding the foregoing, the Company may terminate the Agreement, effective immediately upon receipt of written notice, if the Consultant breaches any provision of this Agreement including but not limited to Section 7.

5.2            Return of Company Property. Upon the termination or expiration of this Agreement, the Consultant shall transfer to the Company all files (including, but not limited to, electronic files), records, documents, data, financial information, and similar items in his possession relating to the business of the Company or its Proprietary Information (as defined in the Employment Agreement (including any work product of the Consultant created pursuant to this Agreement), as well as any equipment or other property owned by the Company. All the collections required will be returned within one month of the date of final separation

6.               Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

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7.               Restrictive Covenants. The Consultant shall remain subject to the restrictive covenants set forth in Article V of the Employment Agreement attached hereto as Appendix I. Provided the covenants of Article V of the Employment Agreement are complied with, and the limitation on conflicting activities set forth in Section 1 are complied with, Contractor shall be entitled to perform services or become employed by other persons or entities as Contractor so determines.

8.               Independent Contractor Status. The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant acknowledges and agrees that the Consultant is not an employee of the Company, that this Agreement is not an agreement of employment, and that the Services will not transition into an employment arrangement with the Company. The Consultant shall have full responsibility for applicable withholding taxes for all compensation paid the Consultant and for compliance with all applicable tax, labor and employment requirements with respect to the Consultant’s self-employment, sole proprietorship or other form of business organization. The Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes or labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to the Consultant.

9.               Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, or by deposit to and delivery by an overnight delivery service, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10.            Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.            Entire Agreement; Termination of Employment Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The parties acknowledge and agree that the Employment Agreement hereby is terminated and is of no further force and effect, except with respect to the terms thereof that specifically survive termination of the Employment Agreement or that are incorporated herein under Section 7. Contractor acknowledges and agrees that he has freely determined to terminate the Employment Agreement and to waive any and all benefits to which employees of the Company are entitled.

12.            Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13.            Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

14.            Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

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15.            Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

16.            Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

17.            Miscellaneous.

17.1         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS DIRECTLY

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY:

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes

Name: James B. Frakes

Title: Chief Financial Officer

CONSULTANT:

/s/ Richard H. Tullis

Richard H. Tullis

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Appendix I

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of January 10, 2000, by and between BISHOP EQUITIES, INC., dba AETHLON MEDICAL, a Nevada corporation (the "Company") and RICHARD H. TULLIS ("Executive").

ARTICLE I

DUTIES AND TERM

1.1 EMPLOYMENT. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company agrees to hire Executive, and Executive agrees to remain in the employ of the Company, upon the terms and conditions herein provided.

1.2 POSITION AND RESPONSIBILITIES.

1.2.1 Executive shall serve as the Vice President--Business Development of the Company and President of Aethlon, Inc., a wholly-owned subsidiary of the Company (or in a capacity and with a title of at least substantially equivalent quality) reporting directly to Chief Executive Officer of the Company. Executive agrees to perform services not inconsistent with his position as shall from time to time be assigned to him by the Chief Executive Officer of the Company. Such services to be performed by Executive shall include, but not be limited to, the following:

1.2.1.1 Management and supervision of government grant proposals;

1.2.1.2 Technical due diligence for potential acquisitions by the Company;

1.2.1.3 Liaison with the Company's scientific staff and advisory board;

1.2.1.4 Scientific representation of the Company to the financial community;

1.2.1.5 Identification of new business opportunities; and

1.2.1.6 Management of the anticipated Cell Activation subsidiary.

1.2.2 Executive further agrees to serve, if elected, as a director of the Company and as an officer or director of any subsidiary or affiliate of the Company.

1.2.3 During the period of his employment hereunder, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

1.3 TERM. The term of Executive's employment under this Agreement shall commence on the date first above written and shall continue, unless sooner terminated, until January 9, 2002, and it will continue thereafter for successive One (1) year periods unless and until either party gives the other party written notice of termination at least Sixty (60) days prior to the end of a term.

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ARTICLE II

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as a director, officer or member of any committee of the Board of the Company or of the Board of Directors of any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

2.1 BASE SALARY. The Company shall pay to Executive an annual base salary commencing January 10, 2000 of not less than $80,000.00 (the "Base Salary"). The Base Salary shall be reviewed annually by the Board or a committee designated by the Board and the Board or such committee may, in its discretion, increase the Base Salary.

2.2 INCENTIVE PAYMENT. During the period of Executive's employment under this Agreement, the Executive shall be eligible to participate in an incentive compensation program implemented by the Board (the "Annual Incentive Bonus") whereby Executive have the potential to earn an additional $30,000 per annum.

2.3 ADDITIONAL BENEFITS. Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit-sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) and to receive fringe benefits, such as dues and fees of professional organizations and associations, which are from time to time available to the Company's executive personnel; PROVIDED, HOWEVER, there shall be no duplication of termination or severance benefits, and to the extent that such benefits are specifically provided by the Company to Executive under other provisions of this Agreement, the benefits available under the foregoing plans and programs shall be reduced by any benefit amounts paid under such other provisions. Executive shall during the period of his employment hereunder continue to be provided with benefits at a level which shall in no event be less in any material respect than the benefits made available to Executive by the Company as of the date of this Agreement. Notwithstanding the foregoing, the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all Senior Executives entitled to participate therein, and Executive's benefits shall be reduced or terminated accordingly. Specifically, without limitation, Executive shall receive the following benefits:

2.3.1 HEALTH INSURANCE. The Company shall provide Executive a monthly cash allowance for payment of health insurance premiums obtained by and for Executive (and Executive's spouse and/or dependents) up to a maximum of Four Hundred Dollars ($400.00) per month. Executive must submit to the Company statements showing the actual amount of the health insurance premiums, and the Company shall have the option to either pay the health insurance premiums directly or to reimburse Executive for the health insurance premiums. The Company shall have the option to obtain a group medical insurance plan which covers Executive in place and stead of providing this monthly cash allowance. However, in no event shall Executive be entitled to a cash payment for any unused portion of the monthly allowance (i.e., if Executive's health insurance premiums are $300.00 per month, Executive is not entitled to receive cash for the unused $100.00 portion of the allowance).

2.3.2 DISABILITY BENEFITS. In the event of Executive's failure substantially to perform his duties hereunder on a full-time basis for a period not exceeding 180 consecutive days or for periods aggregating not more than 180 days during any twelve-month period as a result of incapacity due to physical or mental illness, the Company shall continue to pay the Base Salary to Executive during the period of such incapacity, but only in the amounts and to the extent that disability benefits payable to Executive under Company-sponsored insurance policies are less than Executive's Base Salary. Additionally, during the term of this Agreement, including any renewals hereof, the Company shall procure and maintain, at its own expense, a long-term disability insurance policy for the benefit of Executive in the event of Executive's total disability (as defined in Section 6.1).

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2.3.3 REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall, in accordance with standard Company policies, pay, or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

2.3.4 VACATIONS. Executive shall be entitled to twenty (20) business days excluding Company holidays, of paid vacation during each year of employment hereunder. Executive may accrue and carry forward no more than ten (10) unused vacation days from any particular year of his employment under this Agreement to the next.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 DEATH OR RETIREMENT OF EXECUTIVE. Executive's employment under this Agreement shall automatically terminate upon the death or retirement (as defined in Section 6.1) of Executive.

3.2 BY EXECUTIVE. Executive shall be entitled to terminate his employment under this Agreement by giving Notice of Termination (as defined in Section 6.1) to the Company:

3.2.1 For good reason (as defined in Section 6.1);

3.2.2 At any time commencing with the date six (6) months following the date of a change in control (as defined in Section 6.1) and ending with the date twelve (12) months after the date of such change in control (a "Change in Control Resignation"); and

3.2.3 At any time without good reason.

3.3 BY COMPANY. The Company shall be entitled to terminate Executive's employment under this Agreement by giving Notice of Termination (as defined in Section 6.1) to Executive:

3.3.1 In the event of Executive's total disability (as defined in Section 6.1);

3.3.2 For cause (as defined in Section 6.1); and

3.3.3 At any time without cause.

ARTICLE IV

COMPENSATION UPON TERMINATION OF EMPLOYMENT

If Executive's employment hereunder is terminated in accordance with the provisions of Article III hereof except for any other rights or benefits specifically provided for herein following his period of employment, the Company shall be obligated to provide compensation and benefits to Executive only as follows, subject to the provisions of Section 5.4 hereof:

4.1 UPON TERMINATION FOR DEATH OR DISABILITY. If Executive's employment hereunder is terminated by reason of his death or total disability, the Company shall:

4.1.1 Pay Executive (or his estate) or beneficiaries any Base Salary Which has accrued but not been paid as of the termination date (the "Accrued Base Salary");

4.1.2 Pay Executive (or his estate) or beneficiaries for unused vacation days accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 360 (the "Accrued Vacation Payment");

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4.1.3 Reimburse Executive (or his estate) or beneficiaries for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to this Agreement (the "Accrued Reimbursable Expenses");

4.1.4 Provide to Executive (or his estate) or beneficiaries any accrued and vested benefit required to be provided by the terms of any Company sponsored benefit plans or programs (the "Accrued Benefits"), together with any benefits required to be paid or provided in the event of Executive's death or total disability under applicable law;

4.1.5 Pay Executive (or his estate) or beneficiaries any Annual Incentive Bonus with respect to a prior fiscal year which has accrued but has not been paid, plus a portion of the Annual Incentive Bonus for the year in which Executive's employment is terminated hereunder computed at the end of the fiscal year and pro rated to reflect the portion of the fiscal year that Executive was employed by the Company (collectively, the "Accrued Annual Incentive Bonus"); and in addition,

4.1.6 Executive (or his estate) or beneficiaries shall have the right to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance with terms of the plans and agreements pursuant to which such options or warrants were issued.

4.2 UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If Executive's employment is terminated by the Company for Cause, or if Executive terminates his employment with the Company other than (x) upon Executive's death or total disability, (y) for good reason, or (z) pursuant to a Change In Control Resignation (as defined in Section 3.2.2, the Company shall:

4.2.1 Pay Executive the Accrued Base Salary;

4.2.2 Pay Executive the Accrued Vacation Payment;

4.2.3 Pay Executive the Accrued Reimbursable Expenses;

4.2.4 Pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

4.2.5 Pay Executive any Annual Incentive Bonus with respect to a prior fiscal year which has accrued but has not been paid; and in addition

4.2.6 Executive shall have the right to exercise vested options and warrants in accordance with Section 4.1.6.

4.3 UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON OR PURSUANT TO A CHANGE IN CONTROL RESIGNATION. If Executive's employment is terminated (i) by the Company Without Cause, or (ii) by Executive for Good Reason, or (iii) pursuant to a Change in Control Resignation, the Company shall:

4.3.1 Pay Executive the Accrued Base Salary;

4.3.2 Pay Executive the Accrued Vacation Payment;

4.3.3 Pay Executive the Accrued Reimbursable Expenses;

4.3.4 Pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

4.3.5 Pay Executive the Accrued Annual Incentive Bonus;

4.3.6 Pay Executive commencing on the thirtieth (30th) day following the termination date twelve (12) monthly payments equal to one-twelfth (1/12th) of Executive's Base Salary in effect immediately prior to the time such termination occurs;

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4.3.7 Maintain in full force and effect, for Executive's and his eligible beneficiaries' continued benefit, until the first to occur of (x) his attainment of alternative employment or (y) twelve (12) months following the termination date of his employment hereunder the employee benefits provided pursuant to Company-sponsored benefit plans. programs or other arrangements in which Executive was entitled to participate as a full-time employee immediately prior to such termination in accordance with Section 2.4 hereof, subject to the terms and conditions of such plans and programs (the "Continued Benefits"). If Executive's continued participation is not permitted under the general terms and provisions of such plans, programs and arrangements, the Company shall arrange to provide Executive with Continued Benefits substantially similar to those which Executive would have been entitled to receive under such plans, programs and arrangements; and in addition

4.3.8 Executive shall have the right to exercise all vested unexercised stock options and warrants in accordance with Section 4.1.6.

ARTICLE V

RESTRICTIVE COVENANTS

5.1 CONFIDENTIALITY.

5.1.1 Executive covenants and agrees to hold in strictest confidence, and not disclose to any person without the express written consent of the Company, any and all of the Company's proprietary information, as defined in Subparagraph 5.1.3 below, except as such disclosure may be required in connection with his employment hereunder. This covenant and agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise, so long as such information and data shill remain proprietary information.

5.1.2 Upon expiration or termination of this Agreement for any reason, Executive shall immediately turnover to the Company any "Proprietary Information." Executive shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after expiration or termination of his employment hereunder without the express written consent of the Company.

5.1.3 For purposes of this Agreement, "Proprietary Information" means and includes the following: the identity of clients or customers or potential clients or customers of the Company or its affiliates; any written, typed or printed lists, or other materia1s identifying the clients or customers of the Company or its affiliates; Research & Development programs, plans and discoveries; product development, marketing, and plans; any business plans or strategic contracts, partnerships or alliances; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents. manuals, records, forms or other materials used by the Company or its affiliates in the conduct of their business; any descriptive materials describing the methods and procedures employed by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company's or its affiliates' business or affairs. The terms "list," "document" or their equivalents, as used in this Subparagraph (c), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the "list" or "documents," whether or not such compilation has been reduced to writing. "Proprietary Information" shall not include any information which: (i) is or becomes publicly available through no act or failure of Executive; (ii) was or is rightfully learned by Executive from a source other than the Company before being received from the Company; or (iii) becomes independently available to Executive as a matter of right from a third party. If only a portion of the Proprietary Information is or becomes publicly available, then only than portion shall not be Proprietary Information hereunder.

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5.1.4 Executive acknowledges that he is the Vice President--Business Development of the Company and President of Aethlon, Inc. and in such capacity he will be a representative of the Company with respect to clients and potential clients of the Company. Executive also acknowledges that he has had and will continue to have access to confidential information about the Company, its affiliates, and their clients and that "Proprietary Information" acquired by him at the expense of the Company is for use in its business. Executive has substantial experience in the management of medical research and development and possesses special, unique, extraordinary skills and knowledge in this field. Executive's management and scientific services to the Company are special, unique and extraordinary and the success or failure of the Company is dependent upon his discharge of his duties and obligations. Accordingly, by execution of this Agreement, and subject to Subparagraph 5.1.3 hereof, Executive agrees that during his employment with the Company and for a period of Two (2) years immediately after termination of his employment with the Company (the "Non-Competition Period"), he shall not violate the provisions of Section 5.2.

5.2 COMPETITION.

5.2.1 During the Non-Competition Period specified in Section 5.1.4, Executive shall not:

5.2.1.1 Except as a passive investor in publicly-held companies, and except for investments held as of the date hereof, directly or indirectly own, operate, mange, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any company that directly competes with the Company or any parent corporation, subsidiary corporations or affiliated entity or company (hereinafter referred to as an "Affiliate") in the United States; or

5.2.1.2 Directly or indirectly solicit any business of a nature that is directly competitive with the business of the Company or an Affiliate from any individual or entity that obtained such products or services from the Company or its Affiliates at any time during his employment with the Company; or

5.2.1.3 Directly or indirectly solicit any business of a nature that is directly competitive with the business of the Company or an Affiliate from any individual or entity solicited by him on behalf of the Company or its Affiliates; or

5.2.1.4 Employ, or directly or indirectly solicit, or cause the solicitation of, any employees of the Company or its Affiliates who are in the employ of the Company or its Affiliates on the termination date of his employment hereunder for employment by others.

5.2.2 Executive expressly agrees and acknowledges that:

5.2.2.1 The Company and its Affiliates have protected business interests throughout North America, Europe, and Asia and that competition with and against such business interests would be harmful to the Company and/or its Affiliates;

5.2.2.2 This covenant not to compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

5.2.2.3 The general public will not be harmed as a result of enforcement of this covenant not to compete;

5.2.2.4 He has had the opportunity to review this covenant not to compete with his own independent legal counsel; and

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5.2.2.5 He understands and hereby agrees to each and every term and condition of to this covenant not to compete (including, without limitation, the provisions of Section 5.4).

5.3 NON-DISPARAGEMENT. During the term of this Agreement and the Non-Competition Period, neither Executive nor the Company shall disparage the other, and neither shall disclose to any third party the conditions of Executive's employment with the Company except as may be required (1) pursuant to applicable law or regulations, including the rules and regulations of the Securities and Exchange Commission, (ii) to effectuate the provisions of employee plans or programs and insurance policies, or (iii) as may be otherwise contemplated herein or unless such information becomes publicly available without fault of the party making such disclosure.

5.4 REMEDIES. Executive expressly agrees and acknowledges that this covenant not to compete is necessary for the protection of the Company and its affiliates because of the nature and scope of their business and his position with the Company. Further, Executive acknowledges that any breach of this covenant not to compete would result in irreparable damage to the Company, and in the event of his breach of this covenant not to compete, money damages will not sufficiently compensate the Company for its injury caused thereby, and that the remedy at law for any breach or threatened breach of Sections 5.1, 5.2 and 5.3 will be inadequate and, accordingly agrees, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance and that in addition to such money damages he may be restrained and enjoined from any continuing breach of this covenant not to compete without any bond or other security being required of any court. Executive further acknowledges and agrees that if the covenant not to compete herein is deemed to be unenforceable and/or the Executive fails to comply with this Article V, the Company has no obligation to provide any compensation or other benefits described in Article IV hereof.

5.5 OWNERSHIP OF INVENTIONS.

5.5.1 During the employment by the Company, Executive will have access to trade secrets, data, know-how, knowledge or other confidential information originated in the Company or disclosed to the Company by others under agreements to hold the same confidential (collectively referred to as "Confidential Information"). Executive acknowledges that Confidential Information includes any information not readily available to the public, and includes not only technical information but also business information. In addition, Executive may, during the period of employment, create, make, develop or conceive inventions, discoveries, concepts, ideas, designs, works of authorship, developments, information, improvements, or trade secrets, whether patentable or not, and whether solely or jointly with others, which may or may not also constitute Confidential Information (collectively referred to as "Inventions"). Executive agrees that all works of authorship to which Executive contributes shall be considered "works made for hire" and shall be the sole property of the Company.

5.5.2 Executive agrees that Executive will neither utilize any Confidential Information for Executive's own benefit or for the benefit of anyone except the Company, nor disclose, disseminate, lecture upon or publish articles about any Confidential Information to any one outside the Company, or to any officer or employee of the~ Company not also having access to Confidential Information, at any time either during or after employment by the Company.

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5.5.3 Executive agrees to disclose promptly, in writing to Executive's Supervisor, Company's Counsel and Chief Executive Officer, any Inventions that Executive may make, develop or conceive, solely or jointly, during the period of employment by the Company, or by its predecessors, successors in business, subsidiaries, parents or affiliates. All such Inventions shall be and remain the property of the Company. Executive hereby assigns to the Company all Executive's rights, titles and interests in and to any such Inventions, whether or not such Inventions may be reduced to practice during the period of Executive's employment, and to execute all patent or copyright applications, assignments and other documents, and to take all other steps necessary, to vest in the Company the entire right, title and interest in and to those Inventions and in and to any patents or copyrights obtainable therefor in the United States and in foreign countries, all at the Company's expense, but for no consideration to Executive in addition to Executive's salary or wages. Executive agrees to keep adequate records of all Inventions and make such records available to the Company.

5.5.4 If the Company chooses to prosecute applications for patents or copyrights for any such Inventions, the Company shall assume the entire expense of preparing, filing and prosecuting such applications, through counsel appointed by the Company; provided, however, that the Company is under no obligation to prosecute such applications. Executive agrees to cooperate with the Company and do whatever is necessary or appropriate to obtain patents, copyrights or other legal protections for Inventions. If Executive is incapacitated or refuses to so cooperate for any reason, Executive hereby authorizes the Company to act as Executive's agent and to take whatever actions, or execute whatever documents, may be needed to carry out this Agreement.

5.5.5 All records and other material pertaining to Confidential Information, whether developed by Executive or others, shall be and remain the property of the Company. Upon termination of Executive's employment with the Company, all documents, records, notebooks and other material of any kind pertaining to or containing Confidential Information then in Executive's possession, or under Executive's control, whether prepared by Executive or others, will be returned to the Company unconditionally.

5.5.6 Executive shall not be obligated to assign any Invention which/relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Executive prior to Executive's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit "B." If no entry is made on Exhibit `B," then such entry shall be deemed to be "none," whether or not Exhibit "B" is signed by Executive. Except as listed on Exhibit "B," Executive will not assert any rights to any Inventions, as having been made or acquired by Executive prior to being employed by the Company.

5.5.7 Executive shall not be obligated to assign any Invention which may be wholly conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if such Invention shall involve the utilization of Confidential Information of the Company.

5.5.8 Notwithstanding anything in this Agreement to the contrary, Executive shall not be obligated to assign to the Company and of Executive's rights in an Invention that the Executive developed entirely on Executive's own time without using the Company's equipment, supplies, facilities or Confidential Information, except for those Inventions that either: (i) relate, at the time of conception or reduction to practice of Invention, to either the Company's business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by the Executive for the Company. THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 OR ANY OTHER SUBSTANTIALLY EQUIVALENT LAW IN THE STATE IN WHICH THE EXECUTIVE IS EMPLOYED. With regard to those Inventions which Executive is not obligated to assign to the Company, Executive shall give the Company a right of first refusal on any and all such Inventions and the right to meet any firm offer of another for such Inventions. The Company must exercise such right of first refusal within thirty (30) days of receipt of written notice from Executive setting forth such offer.

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ARTICLE VI

MISCELLANEOUS

6.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

6.1.1 "Accrued Annual Incentive Bonus" - as defined in Section 4.1.5;

6.1.2 "Accrued Base Salary" - as defined in Section 4.1.1;

6.1.3 "Accrued Benefits" - as defined in Section 4.1.4;

6.1.4 "Accrued Reimbursable Expenses" - as defined in Section 4.1.3;

6.1.5 "Annual Vacation Payment" - as defined in Section 4.1.2;

6.1.6 "Annual Incentive Bonus" - as defined in Section 2.2;

6.1.7 "Base Salary" - as defined in Section 2.1;

6.1.8 "Board" - shall mean the Board of Directors of the Company ;

6.1.9 "Cause" shall mean the occurrence of any of the following:

6.1.9.1 Executive's gross and willful misconduct which is injurious to the Company;

6.1.9.2 Executive's engaging in fraudulent conduct with respect to the Company's business or in conduct of a criminal nature that may have an adverse impact on the Company's standing and reputation;

6.1.9.3 The continued and unjustified failure or refusal by Executive to perform the duties required of him by this Agreement which failure or refusal shall not be cured within fifteen (15) days following (a) receipt of Executive of written notice from the Board specifying the factors or events constituting such failure or refusal, and (b) a reasonable opportunity for Executive to correct such deficiencies;

6.1.9.4 Executive's use of drugs and/or alcohol in violation of then current Company policy; or

6.1.9.5 Executive's breach of his obligation under Section 1.2.3 hereof which shall not be cured within fifteen (15) days after written notice thereof to Executive.

6.1.10 "Change In Control" shall mean and shall be deemed to have occurred if:

6.1.10.1 After the date of this Agreement, any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision thereof) directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote at an election of directors; PROVIDED, HOWEVER, that, for purposes of this Subparagraph, "person" shall exclude the Company, its subsidiaries, any person acquiring such securities directly from the Company, any employee benefit plan sponsored by the Company or from Executive or any stockholder owning fifteen percent (15%) or more of the combined voting power of the Company's outstanding securities as of the date of this Agreement; or

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6.1.10.2 Any stockholder of the Company owning fifteen percent or more of the combined voting power of the Company's outstanding securities as of the date of this Agreement shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company (other than through the acquisition of securities directly from the Company or from Executive) representing thirty-three and one-third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote at an election of directors; or

6.1.10.3 Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least eighty percent (80%) of the Board; provided, however, that any person becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least eighty percent (80%) of the members then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision thereto) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

6.1.10.4 Approval by the stockholders of the Company and consummation of (a) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity of which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation (or, in the case of a noncorporate person or entity) were not members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale, or (b) a liquidation or dissolution of the Company.

6.1.11 "Change In Control Resignation" - as defined in Section 3.2.2;

6.1.12 "Continued Benefits" - as defined in Section 4.3.7;

6.1.13 "Expiration" shall mean the expiration of Executive's employment hereunder in accordance with Section 1.3;

6.1.14 "Good Reason" shall mean the occurrence of any of the following:

6.1.14.1 The Company's failure to elect or reelect or to appoint or reappoint Executive to offices, titles or positions carrying comparable authority, responsibilities, dignity and importance to that of Executive's offices and positions as of January 10, 2000;

6.1.14.2 Material change by the Company in Executive's function, duties or responsibilities (including reporting responsibilities) which would cause Executive's position with the Company to become of less dignity, responsibility and importance than those associated with his functions, duties or responsibilities as of January 10, 2000; or

6.1.14.3 Other material breach of this Agreement by the Company, which breach is not cured within fifteen (15) days after written notice thereof is, received by the Company.

6.1.15 "Non-Competition Period" - as defined in Section 5.1.4;

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6.1.16 "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated. Each Notice of Termination shall be delivered at least sixty (60) days prior to the effective date of termination;

6.1.17 "Proprietary Information" - as defined in Section 5.1.3;

6.1.18 "Retirement" shall mean normal retirement at age as determined by the Board;

6.1.19 "Senior Executives" shall mean the chief executive officer and the four (4) most highly compensated executive officers of the Company determined in accordance with the rules and regulations of the Securities and Exchange Commission under the Exchange Act;

6.1.20 "Termination" shall mean the termination of Executive's employment hereunder other than upon expiration of the term of such employment in accordance with Section 1.3;

6.1.21 "Total Disability" shall mean Executive's failure substantially to perform his duties hereunder on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than 180 days during any twelve-month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether Executive is or was physically or mentally unable to perform his duties under this Agreement, such dispute shall be submitted for resolution to a licensed physician agreed upon by the Board and Executive, or if an agreement cannot be promptly reached, the Board and Executive each shall promptly select a physician, and if these physicians cannot agree, the physicians shall promptly select a third physician whose decision shall be binding on all parties. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive's physical or mental condition shall be binding and conclusive. Notwithstanding the foregoing, if Executive participates in any group disability plan provided by the Company which offers long-term disability benefits, "Total Disability" shall mean total disability as defined therein.

6.2 KEY MAN INSURANCE. The Company shall have the right, in its sole discretion, to purchase "key man" insurance on the life of Executive. The Company shall be the owner and beneficiary of any such policy. If the Company elects to purchase a policy, Executive shall take such physical examinations and supply such information as may be reasonably requested by the insurer.

6.3 MITIGATION OF DAMAGES; NO SET-OFF; DISPUTE RESOLUTION.

6.3.1 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of his employment hereunder or otherwise. The Company's obligation to make the payments provided for in this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim or action which the Company may have against Executive.

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6.3.2 If there shall be any dispute between the Company and Executive (i) in the event of any termination of Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by Executive, whether Good Reason existed, or (iii) otherwise, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit "A" hereto, the provisions of which are incorporated as a part hereof, and the parties hereto hereby agree that such dispute resolution procedures shall be the exclusive method for resolution of disputes under this Agreement. In the event of a dispute hereunder as to whether a termination by the Company was for Cause or by the Executive for Good Reason, until there is a resolution and award as provided in Exhibit "A," the Company shall pay all amounts, and provide all benefits, to Executive and/or Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide hereunder as though such termination were by the Company without Cause or by Executive for Good Reason and shall pay the reasonable legal fees and expenses of counsel for Executive in connection with such dispute resolution; provided, however, that the Company shall not be required to pay any disputed amounts or any legal fees and expenses pursuant to this Subparagraph (b) except upon receipt of a written undertaking by or on behalf of Executive (and/or Executive's family or other beneficiaries, as the case may be) to repay, without interest or penalty, as soon as practicable after completion of the dispute resolution (A) all such amounts to which Executive (or Executive's family or other beneficiaries, as the case may be) is ultimately adjudged to not be entitled with respect to the payment of such disputed amount(s) and (B) in addition, in the case of legal fees and expenses, a proportionate amount of legal fees and expenses attributable to any of Executive's claim(s) or any of Executive's defenses or counter-claim(s), if any, which shall have been found by the dispute resolver to have been frivolous or without merit.

6.4 SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon any successor to the Company and shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.5 MODIFICATION; NO WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

6.6 SEVERABILITY. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

6.7 NOTICES. All the notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to it at:

Bishop Equities, Inc. dba Aethlon Medical

7825 Fay Avenue

Suite 200

La Jolla, California 92037

If Executive, to him at:

Mr. Richard H. Tullis

7825 Fay Avenue

Suite 200

La Jolla, California 92037

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6.8 ASSIGNMENT. This Agreement and any rights hereunder shall not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

6.9 ENTIRE UNDERSTANDING. This Agreement (together with the Exhibit incorporated as a part hereof) constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

6.10 EXECUTIVE'S REPRESENTATIONS. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

6.11 LIABILITY OF COMPANY WITH RESPECT TO INSURANCE POLICY. Executive has selected the insurer and policy referred to in Section 2.4(a) hereof, and the Company shall not have any liability to Executive (or his beneficiaries) should the insurance company which issues the policy referred to therein fail or refuse to pay (whether voluntarily or by reason of any order, injunction or otherwise) thereunder or if any rights or elections otherwise available to Executive thereunder are restricted or eliminated.

6.12 GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and wholly performed within such state.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

BISHOP EQUITIES, INC., a Nevada

corporation dba Aethlon Medical

By: /s/ Franklyn S. Barry, Jr.

Franklyn S. Barry, Jr.

Its President and C.E.O.

EXECUTIVE

/s/ Richard H. Tullis

RICHARD H. TULLIS

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EXHIBIT "A"

DISPUTE RESOLUTION PROCEDURES

A. If a controversy should arise which is covered by Section 6.3 of Article VI, then not later than twelve (12) months from the date of the event which is the subject of dispute either party may serve on the other a written notice specifying the existence of such controversy and setting forth in reasonably specific detail the grounds thereof ("Notice of Controversy"); PROVIDED that, in any event, the other party shall have at least thirty (30) days from and after the date of the Notice of Controversy to serve a written notice of any counterclaim ("Notice of Counterclaim"). The Notice of Counterclaim shall specify the claim or claims in reasonably specific detail. If the Notice of Controversy or the Notice of Counterclaim, as the case may be, is not served within the applicable period, the claim set forth therein will be deemed to have been waived, abandoned and rendered unenforceable.

B. Following receipt of the Notice of Controversy (or the Notice of Counterclaim, as the case may be), there shall be a three (3) week period during which the parties will make a good faith effort to resolve the dispute through negotiation ("Period of Negotiation"). Neither party shall take any action during the Period of Negotiation to initiate arbitration proceedings.

C. If the parties should agree during the Period of Negotiation to mediate the dispute, then the Period of Negotiation shall be extended by an amount of time to be agreed upon by the parties to permit such mediation. In no event, however, may the Period of Negotiation be extended by more than five (5) weeks or, stated differently, in no event may the Period of Negotiation be extended to encompass more than a total of eight (8) weeks.

D. If the parties agree to mediate the dispute but are thereafter unable to agree within one (1) week on the format and procedures for the mediation, then the effort to mediate shall cease, and the Period of Negotiation shall terminate four (4) weeks from the Notice of Controversy (or the Notice of Counterclaim, as the case may be).

E. Following the termination of the Period of Negotiation, the dispute (including the main claim and counterclaim, if any) shall be settled by arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof. The format and procedures of the arbitration are set forth below (referred to below as the "Arbitration Agreement").

F. A notice of intention to arbitrate ("Notice of Arbitration") shall be served within forty-five (45) days of the termination of the Period of Negotiation. If the Notice of Arbitration is not served within this period, the claim set forth in the Notice of Controversy (or the Notice of Counterclaim, as the case may be) will be deemed to have been waived, abandoned and rendered unenforceable.

G. The arbitration, including the Notice of Arbitration, will be governed by the Commercial Rules of the American Arbitration Association except that the terms of this Arbitration Agreement shall control in the event of any difference or conflict between such Rules and the terms of this Arbitration Agreement. The arbitration shall be scheduled to take place in San Diego, California.

H. The dispute resolver shall reach a decision on the merits on the basis of applicable legal principles as embodied in the law of the State of California.

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I. There shall be one dispute resolver, regardless of the amount in controversy. The dispute resolver will be empowered to render an award and interim decisions and shall be a member of the bar of any of the fifty States of the United States or of the District of Columbia. The dispute resolver shall be promptly appointed pursuant to Rule 13 of the Commercial Rules of the American Arbitration Association ("AAA"). If the dispute resolver has not been appointed within forty-five (45) days of the AAA's initial transmission of lists of potential arbitrators, then the AAA shall unilaterally designate the dispute resolver.

J. At the time of appointment and as a condition thereto, the dispute resolver will be apprised of the time limitations and other provisions of this Arbitration Agreement and shall indicate such dispute resolver's agreement to the Tribunal Administrator to comply with such provisions and time limitations.

K. During the 30-day period following appointment of the dispute resolver, either party may serve on the other a request for limited numbers of documents directly related to the dispute. Such documents will be produced within seven (7) days of the request.

L. Following the 30-day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no deposition will exceed three (3) hours of direct testimony.

M. Disputes as to discovery or prehearing matters of a procedural nature shall be promptly submitted to the dispute resolver pursuant to telephone conference call or otherwise. The dispute resolver shall make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter.

N. Following the promptly commence. The dispute hearing within thirty (30) days of the will make every effort to conduct the period of depositions, the arbitration hearing shall resolver will make every effort to commence the conclusion of the deposition period and, in addition, hearing on consecutive business days to conclusion.

O. An award will be rendered, at the latest, within nine (9) months of the date of the Notice of Arbitration and within thirty (30) days of the close of the arbitration hearing. The award shall set forth the grounds for the decision in reasonably specific detail and shall also specify whether any claim (or defense or counterclaim) of Executive is found to be frivolous or without merit and what proportion, if any, of his legal fees and expenses which have been paid by the Company Executive shall be required to repay to the Company in accordance with Section 6.3.2. The award shall be final and nonappealable.

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P. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO A TRIAL IN A STATE OR FEDERAL COURT AND ARE ALSO WAIVING THEIR RIGHT TO A JURY TRIAL.

COMPANY	EXECUTIVE

BISHOP EQUITIES, INC.,
a Nevada corporation dba
Aethlon Medical

By: /s/ Franklyn S. Barry, Jr.	/s/ Richard H. Tullis
Franklyn S. Barry, Jr.	Richard H. Tullis
Its: President and C.E.O.

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